Exhibit 99.1

Lincoln Educational Services Corporation Reports
Third Quarter 2013 Results

West Orange, New Jersey, November 5, 2013 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported third quarter 2013 revenue of $88.5 million. After giving effect to the announced closure of five campuses, on a comparable basis, student starts decreased approximately 5%.

Highlights:

•	Revenue from continuing operations of $88.5 million for the third quarter of 2013, representing a decrease of 13.3% from $102.1 million for the third quarter of 2012.

•	Announced campuses closures on target to be completed by December 31, 2013 with no regulatory issues.

•	Loss per share for the third quarter of 2013 of ($0.10) compared to loss per share of ($0.07) for the third quarter of 2012. Loss per share for the three months ended September 30, 2013 and 2012 is comprised of the following:

	Quarter Ended September 30, 2013	Quarter Ended September 30, 2012

Continuing Schools	$0.00	$0.10
Announced Campus Closures	$(0.10)	$(0.05)
Discontinued Operations	$0.00	$(0.12)

Loss Per Share	$(0.10)	$(0.07)

2013 Guidance:

•	We are reaffirming our previously issued 2013 guidance with respect to revenue and EPS. For 2013, we continue to expect revenue of approximately $355 million and a diluted loss per share of ($1.00). The full year diluted loss per share includes approximately ($0.60) to ($0.65) per share loss related to the announced campus closures.

•	We expect student starts from continuing operations, which excludes the announced campuses closures, Ability to Benefit Students and on-line to be down 5% to 8% for 2013 as compared to 2012.

The Board of Directors has set the record and payment dates for the dividend for the fourth quarter of 2013. The cash dividend of $0.07 per share will be payable on December 31, 2013 to shareholders of record as of December 13, 2013.

Comment and Outlook

“In June, we announced the closing of five campuses in order to scale back to our core operations,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. “Changes to ATB funding and the loss of state grants, which affected 90/10, made the long term operations of these schools unsustainable. While closing costs will impact our results in the short term, we expect that the closures will lead to more efficient long term operations and allow us to shift our focus to growth opportunities.

We have seen improved performance in our ability to attract, enroll and start new students in approximately one third of our schools as opposed to declines at most of our schools a year ago. The campuses and programs that are performing well have given us confidence that we can emulate and implement best practices for operating in this environment across all of our campuses. Although it has been difficult to forecast new student start trends, we expect continued improvement in our operations.

Having successfully navigated through heightened regulatory demands on our business and with the Company scaled back to our core operations, our focus for next year will include strategies to drive growth in our business. Specifically, we intend to increase our sales and marketing expenditures in select geographies. In order to assist new students with affordability issues we are expanding our scholarship program and will limit tuition increases only to areas where appropriate. Additionally, we plan on introducing several new programs in 2014 at some of our campuses in order to diversify and attract new students.

As we close 2013, our efforts are primarily focused on strategic operational and process improvements focused on customer service, affordability, enrollment-to-start rate improvement and managing expenses, all of which will help us drive growth in 2014.”

Third Quarter 2013 Operating Performance from Continuing Operations

Revenue decreased 13.3% to $88.5 million for the quarter ended September 30, 2013 from $102.1 million for the quarter ended September 30, 2012. Approximately $4.4 million of this decrease was the result of our plan, which was approved on June 18, 2013, to cease operations at five campuses, which we refer to collectively as the “Closing Schools.” As a result of this plan, we stopped admitting new students, but will continue to provide currently enrolled students who are scheduled to graduate before December 31, 2013 with the ability to complete their course of study at these five campuses. Excluding the Closing Schools, the decrease was primarily due to an 11.3% decrease in average student population, which decreased to 14,956 for the quarter ended September 30, 2013 from 16,856 for the quarter ended September 30, 2012. The decrease in average student population was impacted by regulatory changes under the Consolidated Appropriations Act, which eliminated our ability to enroll ATB students, as well as our decision in early 2012 to stop enrolling fully online students. In addition, we believe current economic conditions increased the number of potential students who are hesitant to incur debt and thus have not enrolled in our schools. These factors have led to a significant decline in student starts and average student population. Average revenue per student increased 2.1% for the quarter ended September 30, 2013 from the quarter ended September 30, 2012, excluding the Closing Schools, primarily from tuition increases.

Operating loss was ($2.7) million as compared to operating income of $1.8 million for the quarters ended September 30, 2013 and 2012, respectively. Operating loss margin was 3.0% in 2013 as compared to an operating income margin of 1.8% in 2012.

Educational services and facilities expenses decreased by $2.6 million, or 5.3%, to $46.8 million for the quarter ended September 30, 2013, from $49.4 million for the quarter ended September 30, 2012. The Closing Schools accounted for $0.2 million of this decrease. The remainder of the decrease was primarily due to a $2.0 million, or 8.5%, decrease in instructional expenses and a $0.3 million, or 4.2%, decrease in books and tools expense. The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from lower student population. The decrease in books and tools expense is attributable to a decline in student starts of approximately 350 for the quarter ended September 30, 2013, compared to the quarter ended September 30, 2012. Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses. As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population. As a percentage of revenue, educational services and facilities expense increased to 52.9% for the quarter ended September 30, 2013 from 48.4% for the quarter ended September 30, 2012.

Selling, general and administrative expenses decreased 12.4% to $44.5 million for the quarter ended September 30, 2013 from $50.8 million for the quarter ended September 30, 2012. The Closing Schools accounted for $2.4 million of this decrease. The remainder of the decrease was primarily due to a $2.0 million, or 7.8%, decrease in administrative expenses and a $1.8 million, or 10.2%, decrease in sales and marketing. The decrease in administrative expenses was primarily due to a $1.4 million reduction in bad debt expense as well as a reduction in compensation and benefits.

For the quarter ended September 30, 2013, our bad debt expense as a percentage of revenue was 4.5% as compared to 6.0% for the quarter ended September 30, 2012. The number of days revenue outstanding at September 30, 2013, increased to 32.7 days, from 22.0 days at September 30, 2012. As of September 30, 2013, we had outstanding loan commitments to our students of $36.3 million as compared to $33.4 million at June 30, 2013. Loan commitments, net of interest that would be due on the loans through maturity, were $26.4 million at September 30, 2013, as compared to $24.2 million at June 30, 2013.

The decrease in sales and marketing expense was primarily due to $1.4 million of reduced marketing expenses and a reduction in sales expense of approximately $0.3 million, as a result of a decrease in the number of admissions representatives in order to align our expenses to our student population.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended September 30, 2013 increased to 50.2% from 49.8% for the quarter ended September 30, 2012.

Loss from continuing operations was ($2.3) million for the quarter ended September 30, 2013 compared to income from continuing operations of $1.5 million for the quarter ended September 30, 2012. Loss per share from continuing operations was ($0.10) for the quarter ended September 30, 2013 as compared to income per share from continuing operations of $0.05 for the quarter ended September 30, 2012.

We strive to align our expenses throughout the year to our student population. As our population increases or decreases, we strive to align our personnel and our expenses to the extent possible to meet the needs of our existing population.

Cash flows used in operations was $9.3 million for the nine months ended September 30, 2013 compared with cash flows provided by operations of $8.1 million for the nine months ended September 30, 2012. The $17.4 million decrease in net cash primarily resulted from a reduction in net income and other working capital items. While we are experiencing negative cash from operations we expect that this will reverse in line with our expectations for improvement in 2014 and until that does occur we anticipate that we will be able to meet our short-term cash needs, as well as our need to fund operations and meet our obligations beyond the next twelve months with cash generated by operations, existing cash balances and borrowings under our Credit Facility.

Balance Sheet

We had $6.3 million of cash and cash equivalents at September 30, 2013 compared with $61.7 million at December 31, 2012. Total debt and capital lease obligations decreased to $35.7 million at September 30, 2013 from $73.5 million at December 31, 2012, primarily as a result of the repayment of borrowings in 2013 of $37.5 million of loans that were outstanding at December 31, 2012. Stockholders’ equity decreased to $176.4 million at September 30, 2013 from $198.5 million at December 31, 2012 and reflects the payment of $5.0 million of dividends in 2013.

Student Metrics from continuing operations

Starts and Population

	September 30,
	2013	2012	Change

Average population - excluding short programs	15,249	17,765	-14.2%
End of period population - excluding short programs	16,105	18,832	-14.5%

	Three Months Ended
	September 30,
	2013	2012	Change

Student Starts
SWC	-	152	-100.0%
All Other	6,523	6,884	-5.2%
Total Starts - excluding short programs	6,523	7,036	-7.3%

Student starts - short programs	537	460	16.7%

Average Population Mix by Vertical

	Three Months Ended
	September 30,
	2013	2012

Automotive	44.2%	39.8%
Health sciences	29.3%	33.8%
Skilled trades	12.9%	12.0%
Hospitality services	8.6%	8.8%
Business & IT	5.0%	5.6%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Time. The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. Participants can also listen to the conference call by dialing 866-318-8616 (domestic) or 617-399-5135 (international) and citing code 91047384. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and citing code 74013857.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 38 campuses and 5 training sites in 17 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. As of September 30, 2013, 16,105 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2012. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's annual report on Form 10-K for the year ended December 31, 2012. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

REVENUE	$88,509	$102,057	$263,809	$300,246
COSTS AND EXPENSES:
Educational services and facilities	46,830	49,426	137,810	145,594
Selling, general and administrative	44,482	50,807	147,252	157,921
(Gain) loss on sale of assets	(301)	8	(508)	(36)
Impairment of goodwill and long-lived assets	-	-	6,194	14,244
School closing costs	195	-	1,214	-
Total costs & expenses	91,206	100,241	291,962	317,723
OPERATING (LOSS) INCOME	(2,697)	1,816	(28,153)	(17,477)
OTHER:
Interest income	20	-	37	2
Interest expense	(1,088)	(1,051)	(3,382)	(3,412)
Other income	-	3	18	13
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,765)	768	(31,480)	(20,874)
BENEFIT FOR INCOME TAXES	(1,489)	(318)	(12,339)	(5,946)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(2,276)	1,086	(19,141)	(14,928)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(2,570)	-	(10,319)
NET LOSS	$(2,276)	$(1,484)	$(19,141)	$(25,247)
Basic
(Loss) income per share from continuing operations	$(0.10)	$0.05	$(0.85)	$(0.67)
Loss per share from discontinued operations	-	(0.12)	-	(0.47)
Net loss per share	$(0.10)	$(0.07)	$(0.85)	$(1.14)
Diluted
(Loss) income per share from continuing operations	$(0.10)	$0.05	$(0.85)	$(0.67)
Loss per share from discontinued operations	-	(0.12)	-	(0.47)
Net loss per share	$(0.10)	$(0.07)	$(0.85)	$(1.14)
Weighted average number of common shares outstanding:
Basic	22,528	22,195	22,480	22,172
Diluted	22,528	22,281	22,480	22,172

Other data:

Adjusted EBITDA from continuing operations (1)	$3,236	$5,492	$(4,371)	$5,919
Depreciation and amortization from continuing operations	$5,933	$6,243	$17,570	$19,458
Number of campuses/training sites from continuing operations	38	38	38	38
Average enrollment from continuing operations	15,249	17,765	15,566	18,179
Stock-based compensation	$94	$612	$2,455	$2,608
Net cash provided by (used in) operating activities	$4,935	$4,135	$(9,337)	$8,101
Net cash used in investing activities	$(1,164)	$(1,990)	$(2,784)	$(8,169)
Net cash used in financing activities	$(1,787)	$(1,710)	$(43,337)	$(6,027)

Selected Consolidated Balance Sheet Data:	September 30, 2013
(In thousands)	(Unaudited)

Cash and cash equivalents	$6,250
Current assets	61,594
Working capital	(1,704)
Total assets	290,286
Current liabilities	63,298
Long-term debt and capital lease obligations, including current portion	35,719
Total stockholders' equity	176,415

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets. EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies. Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)

	2013	2012	2013	2012

Net loss from continuing operations	$(2,276)	$(1,484)	$(19,141)	$(25,247)
Interest expense, net	1,068	1,051	3,345	3,410
Benefit for income taxes	(1,489)	(318)	(12,339)	(5,946)
Depreciation and amortization	5,933	6,243	17,570	19,458
EBITDA	3,236	5,492	(10,565)	(8,325)
Impairment of goodwill and long-lived assets	-	-	6,194	14,244
Adjusted EBITDA	$3,236	$5,492	$(4,371)	$5,919

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